UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of the SECURITIES EXCHANGE ACT OF 1934

Date of Event Requiring Report: April 28, 2008

VERSA CARD, INC.
(Exact name of registrant as specified in its charter)
Formerly Intrepid Global Imaging 3D, Inc.

DELAWARE
(State or other jurisdiction of incorporation or organization)

000-27407	98-0187705
(Commission File Number)	(IRS Employer Identification Number)

James R. MacKay, Chief Executive Officer

1615 Walnut Street, 3 rd Floor, Philadelphia, PA 19103
(Address of principal executive offices)

(215) 972-1601.
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On April 28, 2007, Versa Card, Inc., f/k/a Intrepid Global Imaging 3D, Inc. (the “Company”) entered into a stock purchase agreement (the “Stock Purchase Agreement”) with the MacKay Group Limited (“MKG”), a Hong Kong corporation that is the sole shareholder First Versatile Smartcard Solutions Corporation, (“FVS”) a corporation duly organized and existing under the laws of the Philippines, to acquire all of the outstanding equity securities of FVS.

The acquisition of FVS was completed April 28, 2008.

The initial announcement of an agreement between these parties (the “Merger Agreement”) in an 8-K filed November 27, 2007 stating that the Company had entered into a Material Definitive Agreement.

Previously, the parties to the Stock Purchase Agreement entered into a Merger Agreement announced in an 8-K filed November 27, 2007 and filed as an exhibit to an 8-K/A filed April 22, 2008. As more fully described in Item 1.02 below, the Merger Agreement was terminated and the Company, MKG, and FVS executed the Stock Purchase Agreement. All action required to complete the transaction contemplated by the Stock Purchase Agreement has been taken, and as more fully described in Item 2.01 below, FVS is now a wholly owned subsidiary of the Company.

Item 1.02	Termination of a Material Definitive Agreement

On April 28, 2007, the Company and First Versatile Smartcard Solutions Corporation (“FVS”) terminated a Merger Agreement dated November 26, 2007, in connection with the entry into the Stock Purchase Agreement described in Item 1.01 above. The Merger Agreement was terminated because the parties mutually determined that the transaction could be completed expeditiously as a stock acquisition, since the Company’s board of directors had the power to conclude the transaction without stockholder approval.

Item 2.01	Acquisition of Material Assets

As a result of the acquisition of First Versatile Smartcard Solutions Corporation (“FVS”), the Company, through its wholly owned subsidiary FVS offers an electronic payment system using a smart card that can be used to pay for purchases/transactions in transport systems, convenience stores, fast-food outlets, gas stations, drugstores, supermarkets, ATMs, cell phones, vending machines, toll roads, parking, and other commercial establishments as well as to pay bills.

The Company believes that FVS is strategically placed to be a leader in the “Smartcard/Cashless Revolution” and a leading provider of integrated smartcard technology in Asia. FVS has established strategic alliances with prominent government, industry, and banking leaders, in the Philippines, India, and China. FVS has relationships with various industry partners in transit operations, telecommunications, banking, smart card technology, loyalty, system integration, and merchants to make FVS’s smart card systems available in as many places as possible. More information about FVS is available from: www.versacard.net.

Item 3.02	Unregistered Sales of Equity Securities

Pursuant to the terms of the Stock Purchase Agreement described in Item 1.01 above, the Company affirmed that it issued and sold 18,000,000 shares of common stock to MacKay Group Limited in exchange for all of the outstanding equity securities of First Versatile Smartcard Solutions Corporation (“FVS”). The Common Stock issued by the Company was issued under Section 4(2) of the Securities Act as promulgated thereunder. As a result of the issuance of the 18,000,000 shares of common stock to MacKay Group Limited, FVS is now a wholly owned subsidiary of the Company.

Item 5.01	Changes in Control of Registrant

As a result of the transaction described in the Stock Purchase Agreement described in Items 1.01 and 3.02 above, MacKay Group Limited holds approximately 60% of the outstanding voting power of the Company. In consideration of the 18,000,000 shares of Company common stock issued to MacKay Group Limited, MacKay Group Limited transferred to the Company all of the outstanding equity securities of First Versatile Smartcard Solutions Corporation (“FVS”), which is now a wholly owned subsidiary of the Company. The change in control of the Company was effected solely by delivery of newly issued shares of Company Common Stock. Accordingly control was not acquired from any other stockholder of the Company.

The Stock Purchase Agreement requires MacKay Group Limited and any transferee of MacKay Group Limited to vote all shares beneficially it or they own to maintain a board of directors consisting of 3 persons and to elect Dr. William Donovan (or a successor he appoints) as a director of the Company. The Voting Agreement terminates when the Company (a) consummates an acquisition or contract that results in projected revenues in excess of $25 Million or (b) has earnings per share are equal to $0.01.

Item 5.02	Departure Of Directors Or Principal Officers; Election Of Directors; Appointment Of Principal Officers

In connection with the approval of the Stock Purchase Agreement, and effective upon the closing of the transaction contemplated by the Stock Purchase Agreement on April 28, 2008, the Board of Directors: (a) increased the number of Directors constituting the Board of Directors from 1 member to 3 members; (b) accepted the resignation of Richard Specht as a Director and Officer; (c) appointed James R. MacKay, Zacarias Rivera, and Dr. Donovan as Directors of the Corporation to fill vacancies on the Board of Directors created by the expansion of the Board and the resignation of Richard Specht; and (d) elected James R. Mackay, Chief Executive Officer and Dr. Donovan, Secretary.

James R. MacKay, age 50 is a Director and Chief Executive Officer of the Company. Mr. MacKay is the founder and chairman of MacKay Group Limited, a company which, among other things, acquires and develops advanced technologies, bringing them to significant global markets. Mr. MacKay is currently the chairman of the board of directors of Biofield Corp. and former chairman of True Product ID, Inc., companies in the MacKay Group Portfolio. He was also past Chairman of Sure Trace Security Corporation, within the last five years. During his career, Mr. MacKay has helped fund and operate and/or been otherwise involved in significant ventures worldwide, including ventures associated with the music industry, sports, luxury hotels and resorts, nightclubs, gaming and casinos, real estate, advanced technology, biotechnology and healthcare, mass public projects, telecommunications and internet, environment, banking/finance, port development, energy and mining, among others. Indicative of the respect and admiration he has earned in China, Mr. MacKay is one of the few foreigners who have been invited by Chinese Government to address them at the Great Hall of the People in Beijing. He has worked with some of China’s leading government representatives and agencies, organizations, companies and financial institutions. His contacts and business relationships extend to key government and industry representatives in Europe, Asia, the Americas, the Middle East and Africa.

Zacarias Rivera, age 27, is a Director of the Company. Mr. Rivera is a Drexel University graduate and young entrepreneur. He is the founder and current CEO of a highly successful design agency, 215 Design Group, which he established in 2003. Mr. Rivera was chosen to serve on the Board of First Versatile Smartcard Solutions Corporation (“FVS”) because of his extensive experience in representing The Mackay Group in several international business ventures in the US, China, and the Philippines. During his most recent visit to Asia, Mr. Rivera worked directly with FVS to create and help design the worldwide branding initiatives and to redesign and implement the FVS website and other corporate image materials, in his time spent working with the team in Manila. He performed many of these same services for other of the Mackay Group of companies including Biofield Corp., True Product ID, Inc., and The MacKay Group. Mr. Rivera has been working with Chairman James MacKay of The Mackay Group since 2003. During his time spent with The Mackay Group, Mr. Rivera has been given the opportunity to repeatedly travel to Asia, building a network of international contacts while assisting in all business relations in Asia. His travels to Asia have helped Mr. Rivera to build a network of personal industrial and governmental contacts from a variety of fields, including the financial, medical, education, and real estate industries.

William Donovan, M.D., age 65, is a Director and Secretary of the Company. He is a Board Certified Orthopedic Surgeon, and has been involved with venture funding and management for over 25 years. He was the co-founder of DRCA (later known as I.O.I) and became Chairman of this company that went from the pink sheets, to NASDAQ and then to the AMEX before being acquired by a subsidiary of the Bass Family. He was a founder of “I Need A Doc”, later changed to IP2M that was acquired by Dialog Group, a public traded company. He was the Chairman of House of Brussels, an international chocolate company and president of ChocoMed, a specialized confectionery company combining Nutraceuticals with chocolate bars. Dr. Donovan has been practicing in Houston since l975. Throughout his career as a physician, he has been involved in projects with both public and private enterprises. He received his Orthopedic training at Northwestern University in Chicago. He was a Major in the USAF for 2 years at Wright Patterson Air force base in Dayton, Ohio. He established Northshore Orthopedics in 1975 and continues in active practice in Houston, Texas specializing in Orthopedic Surgery. Dr. Donovan is the sole member of the Compensation Committee.

The three new directors were elected for a term of office which ends at the next annual meeting of stockholders and until their respective successors are duly elected and qualified or until their respective earlier death, resignation, removal, or disability. As more described in Item 5.02 above, MacKay Group Limited and any transferee of MacKay Group Limited is subject to a voting agreement, which ensures the election of Dr. William Donovan (or a successor he appoints) as a director of the Company, until the Company (a) consummates an acquisition or contract that results in projected revenues in excess of $25 Million or (b) has earnings per share are equal to $0.01.

In a number of the Company’s filings since November 27, 2007, the Company’s officers have presented two opposing views of various matters relating to corporate governance as a result of a difference of opinion regarding the status and form of the transaction, the power of the Board of Directors under the Company’s bylaws and the Delaware General Corporation Law, and the effect of certain legal proceedings against a former stockholder in the Delaware Chancery Court to cancel shares issued to such stockholder. As a result of the consummation of the transaction contemplated by Stock Purchase Agreement described in Item 1.01, a new Board of Directors and new officers have been elected and neither of the former officers and directors has any ongoing operational or governance role in the Company.

The Stock Purchase Agreement contains a mutual release between the Company, MacKay Group Limited, the Company’s former officers and directors, and certain stockholders of the Company. The purpose of the mutual release was to amicably resolve all matters related to the two opposing views of the Company’s officers and directors as reflected in the Company’s filings since November 27, 2007.

The Company has engaged counsel to review the previous filings of the Company and to advise the Company of any suggested amendments that may be required and/or advisable; however according to most current stock ledger certified by the transfer agent, 50,009,682 shares of the Company’s common stock are issued and outstanding.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized

VERSA CARD, INC

Formerly Intrepid Global Imaging 3D, Inc.

Signature	Date

By: /s/ Richard Specht	May 1, 2008
Name: Richard Specht
Title: Former CEO